GDSVF&H\8081730.3 TUSIMPLE HOLDINGS INC. April 11, 2022 Patrick Dillon via email Dear Mr. Dillon: We are very pleased to inform you that TuSimple Holdings Inc. (the “Company”) has approved providing you with the opportunity to earn a one-time cash retention bonus, subject to the terms in conditions set forth in this letter agreement. 1. Retention Bonus Subject to your continued employment with the Company or a wholly owned subsidiary thereof through April 11, 2023 (the “Retention Date”), you will earn a retention bonus in an amount equal to $500,000 (such bonus, the “Retention Bonus”). While the Retention Bonus will not be earned by you until the Retention Date, the Company will advance you the Retention Bonus within 30 days of the date hereof. The Retention Bonus will be fully taxable when paid, and all regular payroll taxes will be withheld. In the event of your resignation for any reason (other than due to death or Disability, as defined in your Severance and Change in Control Agreement) [or if your employment is terminated by the Company for Cause, as defined in your Severance and Change in Control Agreement], you will be responsible for immediately reimbursing the Company for the full amount of the Retention Bonus, net of any applicable withholding taxes and other deductions required by law, within 5 days following your termination. 2. Miscellaneous This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company relating to the subject matter herein. In addition, this letter agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which will be deemed an original but all of which together will constitute the same instrument. For the avoidance of doubt, if you do not remain continuously employed with the Company through the Retention Date, you will not be entitled to retain any portion of the Retention Bonus pursuant to this letter agreement. Except for the additional terms contained herein, the terms of your employment shall remain unchanged. Assuming you are in agreement with the terms hereof, please sign and return a copy of this letter agreement to us by April 11, 2022. Very truly yours, TUSIMPLE HOLDINGS INC. By: /s/ Jim Mullen Jim Mullen

2 GDSVF&H\8081730.3 I have read and I agree to the terms set forth in this letter agreement: /s/ Patrick Dillon Signature of Patrick Dillon Dated: April 11, 2022